UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 8, 2009
RYDER SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Florida	1-4364	59-0739250

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

11690 NW 105th Street
Miami, Florida	33178

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (305) 500-3726
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-99.1

Item 8.01 Other Events.
     On September 8, 2009, Ryder System, Inc. (“Ryder”) issued a press release announcing that approximately $289 million aggregate principal amount of its outstanding 5.95% Notes due May 2011, 5.0% Notes due April 2011 and 4.625% Notes due April 2010 (collectively, the “Notes”) had been validly tendered and not validly withdrawn in the previously announced cash tender offer (the “Offer”) for up to $100 million aggregate principal amount of Notes. Pursuant to the terms of the Offer, Ryder accepted for purchase $100 million aggregate principal amount of the tendered Notes. A copy of the press release announcing the results of the Offer is furnished hereto as Exhibit 99.1.
     From time to time in the future, Ryder may acquire Notes that were not purchased in the Offer, or other outstanding notes, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as Ryder may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Alternatively, Ryder may, subject to certain conditions, redeem any or all of the Notes not purchased pursuant to the Offer at any time that it is permitted to do so under the respective indentures governing the Notes.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibit is furnished as part of this Report on Form 8-K:

Exhibit 99.1	Press Release, dated September 8, 2009, relating to the final results of Ryder System, Inc.’s offer to purchase certain of its outstanding notes.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2009	RYDER SYSTEM, INC. (Registrant)
	By:	/s/ Robert E. Sanchez
Robert E. Sanchez, Executive Vice
President and Chief Financial Officer